1996

                                 ANNUAL REPORT

Birmingham Utilities 1996 Annual Report


The Company is a specially chartered Connecticut public service corporation in the business of collecting and distributing water for domestic, commercial and industrial uses and fire protection in Ansonia and Derby, Connecticut, and in small parts of the contiguous Town of Seymour. Under its charter, the Company enjoys a monopoly franchise in the distribution of water in the area which it serves. In conjunction with its right to sell water, the Company has the power of eminent domain and the right to erect and maintain certain facilities on and in public highways and grounds, all subject to such consents and approvals of public bodies and others as may be required by law.

The current sources of the Company's water are wells located in Derby and Seymour and interconnections with the South Central Connecticut Regional Water Authority's (the "Regional Water Authority") system (a) at the border of Orange and Derby (the "Grassy Hill Interconnection") and (b) near the border of Seymour and Ansonia (the "Woodbridge Interconnection"). The Company maintains its interconnected Peat Reservoirs, a 2.2 million gallons per day (MGD) surface supply for emergency use only.

The Company's entire system has a safe daily yield (including only those supplies that comply with the SDWA on a consistent basis) of approximately
6.8 MGD, while the average daily demand and the maximum daily demand on the system during 1996 were approximately 3.25 MGD and 3.99 MGD, respectively. The distribution system with the exception of the well supplies, is mainly through gravity, but there are seven distinct areas at higher elevations where pumping, pressure tanks and standpipes are utilized. These higher areas serve approximately 25% of the Company's customers.

During 1996 approximately 1.19 billion gallons of water from all sources were delivered to the Company's customers. The Company has approximately 8,800 customers of whom approximately 98.7% are residential and commercial. No single customer accounted for as much as 10% of total billings in 1996. The business of the Company is to some extent seasonal, since greater quantities of water are delivered to customers in the hot summer months.

The Company had, as of March 10, 1997, 18 full-time employees. The Company's employees are not affiliated with any union organization.

The Company is subject to the jurisdiction of the Connecticut Department of Public Utility Control ("DPUC") as to accounting, financing, ratemaking, disposal of property, the issuance of long term securities and other matters affecting its operations. The Connecticut Department of Public Health and Addiction Services (the "Health Department" or "DPHAS") has regulatory powers over the Company under state law with respect to water quality, sources of supply, and the use of watershed land. The Connecticut Department of Environmental Protection ("DEP") is authorized to regulate the Company's operations with regard to water pollution abatement, diversion of water from streams and rivers, safety of dams and the location, construction and alteration of certain water facilities. The Company's activities are also subject to regulation with regard to environmental and other operational matters by federal, state and local authorities, including, without limitation, zoning authorities.

The Company is subject to regulation of its water quality under the Federal Safe Drinking Water Act ("SDWA"). The United States Environmental Protection Agency has granted to the Health Department the primary enforcement responsibility in Connecticut under the SDWA. The Health Department has established regulations containing maximum limits on contaminants which have or may have an adverse effect on health.

Fellow Shareholders

     I am pleased to report that in 1996 your Company began to build on the groundwork laid over the past several years. As we have reported in past years, your management has been actively engaged in an ongoing process of preparing the Company's excess land for sale. That process has included such things as engaging planners and surveyors, commissioning base mapping and otherwise making sure that we could answer potential buyers' questions about the potential uses and value of our land.

     That groundwork resulted in substantial activity and in record net income of $764,737 in 1996. Contributing to that record 1996 net income was a net gain, after taxes and application of required ratemaking accounting, of $386,709 recorded by the Company from a substantial land sale. The Company sold 59 acres of land in Ansonia associated with the former Sentinel Hill Reservoir to the City of Ansonia for a sales price of $1,041,000. The City is currently constructing a new high school on a portion of the property and has committed to retain the open space nature of the rest of the parcel.

     Late in 1996, the Company also reached agreement with the Connecticut Department of Transportation for its acquisition of a 3.6 acre parcel of land in Seymour for a sales price of $175,000. That sale is still subject to approval by the Connecticut Department of Public Utility Control, but the Company knows no reason why the DPUC should not approve the sale. Finally, the Company received approval from the DPUC last year to sell six building lots in Seymour. The Company has not yet reached agreement for the sale of any of the lots but is actively seeking offers from various developers to purchase the entire subdivision.

     Following on the success of the Company's sale of the Ansonia portion of the Sentinel Hill Reservoir property, late last year the Company reached a tentative, non-binding agreement to sell all of the approximately 145 acres of the Derby portion of that property to the City of Derby for a purchase price of $1,800,000. The City expects to use the property primarily for open space purposes and, on March 19 of this year, obtained referendum approval from its residents to bond for the purchase price. Since the referendum approval, the Company and the City have been negotiating a definitive, binding agreement for the sale. This sale, if formal agreement between the parties is reached as we expect, will also be subject to the DPUC's approval. The Company knows no reason why the DPUC would not approve the sale.

     The Company also recently announced that it had reached agreement with a developer for the sale of approximately 245 acres of land in the Great Hill Reservoir area of Seymour for $3,950,000. The developer has proposed to construct on the site an 18 hole golf course and approximately 180 detached residential units for active adults. The sale requires not only the approval of the DPUC, but also various land use approvals. Again, the Company knows no reason why the DPUC would not approve the sale, but at this stage it is too early to predict whether the developer will be successful in obtaining all of the required local approvals. Your management is convinced that the proposed development is a thoughtful and appropriate environmental use of the property that will greatly benefit the Seymour community. We are hopeful that the required approvals will be forthcoming in due course and that we can consummate the sale in late 1998.

     While it would be tempting to sit back and rest on our laurels, additional work needs to be done. Because the Company continues to face capital requirements exceeding $11,000,000 over the next ten years, we will continue to work with developers and others to explore appropriate uses for the balance of the Company's substantial open space land holdings. We must also continue to monitor the Company's revenues from water sales. While the Company enjoyed record net earnings in 1996, the portion of those earnings derived from water sales was somewhat disappointing. Your management believes that it will probably be necessary to seek permission from the DPUC to increase water rates effective either late in 1997 or early in 1998. We are certainly looking forward to the excitement that will accompany our continued efforts to create value for your investment in the Company.

     We know we will find it difficult to fill the shoes of Charles Seccombe, who has served on your Board of Directors since 1967. Recognizing that, we have asked Charles to remain as a Director Emeritus following his retirement after this year's Annual Meeting of Shareholders.

     Finally, I want to add my personal thanks to all of the Company's employees for making the Company's operations go as smoothly as they do. Their tireless efforts make your Company the model by which water companies its size in this State should be judged.

Sincerely,



Betsy Henley-Cohn,
Chairwoman

Fellow Shareholders

     With the completion of improvements to the Company's utility system currently required by the Federal Safe Drinking Water Act and the various related Connecticut regulations, we turned this year to the expansion of our ongoing program of infrastructure replacement and modernization. With the beginning success of the Company's land sale program, we were able in 1996 to make capital improvements in a near record amount of $1,518,142, without any significant increase in long term borrowings.

     The bulk of the Company's needed replacements involve the distribution system and will address such items as fire and domestic water flow capacities and the replacement of pipe that was installed many years ago. The Company's system consists of 112 miles of distribution mains, and at the beginning of 1992, 27 miles of that system consisted of old cast iron pipe with diameters of 6" or less. In order to insure adequate flow capacity and to resist future corrosion, we began to replace these mains, on a carefully planned priority basis, with cement-lined, ductile iron pipe with diameters of 8" or greater. Since we began the program in 1992, we have completed replacement of approximately two of the 27 miles planned for replacement.

     Also planned is the installation, in six phases, of approximately four miles of 16" main to interconnect the Company's well supplies along the Housatonic River with our West River and Grassy Hill interconnections to the South Central Connecticut Regional Water Authority's supplies. The new transmission main will ensure that water can flow freely throughout our system and that we can more efficiently manage which sources of supply are available and used at appropriate times. Through 1996, we have completed approximately three-quarters of a mile of the planned new interconnection.

     The Company's Housatonic Well Field plant received significant modernization to improve reliability in 1996. The main power feed for all pumps was upgraded, and new chemical feed pumps were installed along with new testing and telemetering equipment. One of the wells in the field was also redeveloped to restore and improve its capacity. Major maintenance work in 1996 included the painting of our two 350,000 gallon high service storage tanks off Kimberly Lane in Ansonia and downstream slope modifications and concrete restoration at our Middle Reservoir Dam.

     Your Company's water production in 1996 was 1.19 billion gallons (approximately 3.25 million gallon per day), about 4% lower than the 1.24 billion gallons (approximately 3.41 gallons per day) produced during the extremely hot and dry previous year. In both years, the demand on the system was well within its safe yield of approximately 6.8 million gallons per day.

     In closing, I'd like to thank each and every shareholder and employee for your support during the past year.

Sincerely,




Aldore J. Rivers
President and Chief Executive Officer


Financial Highlights

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDING MATTERS As of February 28, 1997 there were approximately 496 record holders of the Company's common stock. Approximately 37% of the Company's stock is held in "nominee" or "street" name. The Company's common stock is traded on the NASDAQ Small-Cap Market. The market is not active, and actual trades are infrequent. The following table sets forth the dividend record for the Company's common stock and the range of bid prices for the last two calendar years. The stock prices are based upon NASDAQ records provided to the Company. The prices given are retail prices. The Company's Mortgage Bond Indenture under which its First Mortgage Bonds are issued contains provisions that limit the dividends the Company may pay, under certain circumstances.

                                         Bid                 Dividend
                                  High          Low            Paid
1995     First Quarter           10.50         10.50          $ .12
         Second Quarter          10.50         10.00            .12
         Third Quarter           10.50         10.50            .12
         Fourth Quarter          10.50         10.00            .12

1996     First Quarter           11.00         10.00            .12
         Second Quarter          11.00          9.50            .125
         Third Quarter           10.00          8.50            .13
         Fourth Quarter          10.00         10.00            .13

1997     Through February 28     10.50         10.50            ___

Selected Financial Data

Presented below is a summary of selected financial data for the years 1992 through 1996:

(000's omitted except for per share data)
                               1996      1995      1994      1993      1992
Operating Revenues          $ 4,380   $ 4,238   $ 4,124   $ 4,033   $ 3,847
Income before
   Interest Charges             968       863       913       910       810
Income from Land
   Dispositions*                387       279       ___       ___        39
Net Income                      765       518       363       378       342
Earnings Per Share**           1.02       .69       .48       .50       .46
Cash Dividends Declared
   (per share)**                .50       .48       .48       .46       .44
Total Assets                 15,568    14,624    15,246    14,602    13,944
Long Term Debt                5,981     6,001     6,329     5,815     5,511
Short Term Debt                 294        75       165       ___       ___
Shareholder Equity            3,841     3,408     3,220     3,217      3,195

* See Management Discussion and Analysis, Results of Operations - Land Dispositions

** Per share amounts for 1992 have been restated for comparability to reflect the impact of the July 16, 1993 two for one stock split.


Management's Discussion and Analysis

Results of Operations

NET INCOME

Net income increased from $362,520 in 1994 to $518,065 in 1995 and $764,737 in 1996. The $155,545 increase in net income from 1994 to 1995 reflected both a gain on a sale of land, recognized in 1995, of $279,101 and an increase of $34,970 in other income, resulting primarily from fees from a management contract. These increases were partially offset by increased operating expenses of $84,940 and a $73,586 increase in interest expense in 1995.

Operating revenues in 1996 increased $141,696, and interest expense declined by $33,959, compared to 1995. Other income, however, decreased by $71,335 which resulted in an increase of $99,896 in net income before land sales.

Current land sale gains of $386,709 in 1996, along with $161,065 in amortization of prior years gains produced total gains of $547,774 as compared with $400,998 in 1995. The increase of $146,776, when combined with the increase from operations of $99,896, resulted in the overall increase in 1996 net income of $246,672 over 1995 net income.

REVENUES

The Company's business is to provide water service to customers, primarily in the cities of Ansonia and Derby, Connecticut. In 1996, revenues from sales of water increased by $141,696 (3.34%) over 1995 revenues. The Company was granted a 6.89% increase in rates by the Connecticut DPUC effective January 1, 1996. Due to a sharp decline (5.77%) in water consumed by the Company's customers during the year, the Company did not enjoy the full impact of the increase granted. The decline in consumption is attributable, for the most part, to the wet summer of 1996, when consumption declined (13.80%) from the summer drought conditions of 1995. Consumption of water by commercial and industrial customers continued to decrease both from 1994 to 1995 and from 1995 to 1996, due to continuing poor economic conditions in the Company's service area, which has resulted in the loss of several commercial and industrial customers.

In 1995, revenues increased $113,688 (2.8%) over 1994 revenues, primarily as a result of the full impact in 1995 of a July 20, 1994 2.75% annual rate increase granted by the Connecticut DPUC and the increased use of water during the 1995 summer drought conditions. Because of favorable supply situations, the Company did not need to impose use restrictions despite the drought.

While residential water consumption and total water consumption were higher in 1995 than in 1994, commercial and industrial customers' consumption dropped from 1994 to 1995 for the same reasons as noted previously.

OPERATING DEDUCTIONS

Operating deductions in 1996 increased by only $4,424 (.0012%) when compared to 1995.

Operating expenses declined by $109,136 in 1996 from the 1995 level, due mainly to a decrease in purchased water of $63,779 resulting from the weather differences previously noted. The other major expense reduction from 1995 to 1996 was $33,307 in special services caused mainly by decreased auditing fees.

Maintenance expenses increased in 1996 by $70,133 over 1995, caused primarily by the harsh winter of 1996 which created the necessity for several major repairs. The increase of $12,207 in depreciation expense from 1995 to 1996 reflects the additions to plant of $2,885,872 over the past three years.

Taxes other than income taxes decreased by $29,497, due to a decrease in property taxes caused by a sale of land and a decrease in the mill rate by one Town in the Company's service area, while the gross receipts tax increased due to the increase in revenues discussed previously.

Operating deductions in 1995 increased $194,497 (5.6%) when compared to 1994. The cost of purchased water increased $53,904, due to the Company's increased reliance on purchased water during drought conditions experienced in 1995's summer months. The cost of maintaining distribution mains increased $26,064 primarily the result of fixing two significant main breaks in 1995. Customer account expense increased $31,368 as the result of a concerted collection effort which significantly reduced delinquent accounts during 1995. The remaining increase reflects the $28,990 increase in depreciation expense associated with the cost of capital expenditures of $671,390 in 1995 and $696,340 in 1994, the annual increase in salaries and the general level of inflation affecting many accounts, including the $18,875 increase in taxes other than income. The decline in taxes on income partially offset the impact of the increases noted above.

INTEREST

Interest expense, which increased from $550,155 in 1994 to $623,741 in 1995, decreased in 1996 to $589,782, reflecting a sale of land in late September 1995 the proceeds of which were used to reduce debt incurred to fund the construction of improvements to utility plant, and the capitalization of $20,262 in interest costs.

INCOME TAXES

Taxes on the Company's income from operations were $128,459, in 1996, $67,742 in 1995 and $95,884 in 1994. The decrease in 1995 from 1994 reflects the reduction in operating income in that year, while, the increase in 1996 from 1995 reflects the increase in operating income for that year.

The Company also incurs income tax liability for gains from land transactions, both in the year in which they occur and in the later years in which income, previously deferred in accordance with the DPUC's orders concerning the sharing of the gains between the Company's shareholders and ratepayers, is recognized by the Company. Taxes related to gains on land transactions were $382,107, $286,694 and $90,977 in 1996, 1995 and 1994, respectively. The Company's total income tax liability including both the tax on operating income and on land sale gains was $510,566 in 1996, $354,436 in 1995 and $186,861 in 1994.

LAND DISPOSITIONS

When the Company disposes of land, any gain, net of tax, recognized is shared between rate payers and stockholders based upon a formula approved by the DPUC. The impact of land dispositions is recognized in two places on the statement of income.

The 1996 statement of income reflects income from a disposition of land (net of taxes) of $386,709 and the 1995 statement of income reflects income from dispositions of land (net of taxes) of $279,101 which, in both cases, represent the stockholders' immediate share of income from land dispositions occurring in each year. In 1994, there were no dispositions of land.

The second place where land disposition income is recognized in the financial statements is as a component of operating income on the line entitled "Amortization of Deferred Income on Dispositions of Land." These amounts represent the recognition of income deferred on land dispositions which occurred in prior years. The amortization of deferred income on land dispositions, net of tax was $161,065, $121,897 and $126,028 for the years 1996, 1995 and 1994, respectively.

Recognition of deferred income will continue over time periods ranging from four to fifteen years depending upon the amortization period ordered by the DPUC for each particular disposition. See Note 7 of the Financial Statements.

EFFECTS OF INFLATION

The Company received a rate order from the DPUC allowing an increase in the Company's rates designed to produce increases in the Company's annual revenues of $113,287 (effective July 20, 1994).

The Company sought approval for additional rate relief on July 3, 1995. As a result of that application, the DPUC approved a 6.9% increase in rates effective January 1, 1996 designed to produce an annual increase in revenues of approximately $289,333.

The Company is currently reviewing the need to seek an additional rate increase in 1997 to become effective on or about January 1, 1998.


Financial Resources

During 1996, 1995 and 1994, the Company's water operations generated funds available for investment in utility plant and for use in financing activities, including payment of dividends on common stock, of $348,773, $471,196 and $333,579, respectively (see Statement of Cash Flows).

Net cash provided by operating activities decreased $122,423 from 1995 to 1996. The major factors causing the decrease were an increase in deferred charges and other assets of $80,425 related mostly to the promotion of land sales and a lesser contribution arising from changes in accounts receivable and accrued revenues and accounts payable and accrued liabilities.

During the three-year period 1994, 1995 and 1996, the Company has generated sufficient funds to meet its day-to-day operational needs, including regular expenses, payment of dividends, and investment in normal plant replacements, such as new services, meters and hydrants. It expects to be able to continue to do so for the forseeable future. In order to meet day-to-day cash needs that may arise unexpectedly, the Company maintains an unsecured working capital line of credit of up to $600,000 with a local bank. There were borrowings outstanding of $125,000 under the working capital line of credit as of December 31, 1996 at an interest rate of 8.375% and at present an interest rate of 7.125%.

Completion of the Company's Long Term Capital Improvement Program is dependent upon the Company's ability to raise capital from external sources, including, for the purpose of this analysis, proceeds from the sale of the Company's holdings of excess land. During 1996, 1995, and 1994, the Company's additions to utility plant, net of customer advances, cost $1,461,152, $600,278, and $619,773, respectively (see Statement of Cash Flows). These additions were financed primarily from external sources, including proceeds from land sales and increases in debt.

The Company has outstanding $4,700,000 principal amount of Mortgage Bonds, due September 1, 2011, issued under its Mortgage Indenture. The Mortgage Indenture limits the issuing of additional First Mortgage Bonds and the payment of dividends. It does not, however, restrict the issuance of either long term or short term debt which is either unsecured or secured with liens subject to the lien of the Mortgage Indenture. The Company also has a secured, term loan with a principal amount outstanding on December 31, 1996 of $1,300,000, at an interest rate of 8.18%. The term loan provides for annual sinking fund payments and must be paid in full in 2004.

The Company also maintains an additional, secured, two-year line of credit in the principal amount of $1,500,000 maturing on May 1, 1998. The secured line of credit is being used to provide funds to continue the Company's construction program; at the Company's option it may be converted to a term loan at the end of the two year revolving period, with the term loan maturing in 2004. (See Note 6 to the Financial Statements). In April 1996 when the revolving loan financing arrangement was approved by the DPUC, the DPUC prohibited the Company from drawing down funds under the revolving line of credit if, at the time of or as a result of the draw down, the amount of the Company's long-term debt (including amounts outstanding under the two year revolving line of credit) would exceed 67% of the Company's total capitalization. The effect of the limitation, as of December 31, 1996, is to limit the Company to advances outstanding under the line of credit in the aggregate amount of approximately $750,000 for use on budgeted projects until such time as the Company obtains additional equity capital. There was a balance of $150,000 outstanding under the two year revolving line of credit at December 31, 1996 at an interest rate of 8.375% and at present an interest rate of 7.125%.

The Company's 1997 Capital Budget of $1,430,000 is two-tiered. The first tier consists of typical capital improvements made each year for services, hydrants and meters budgeted for $230,000 in 1997 and is expected to be financed primarily with internally generated funds.

The second tier of the 1997 Capital Budget consists of replacements and betterments which are part of the Company's Long Term Capital Improvement Program and includes $1,200,000 of budgeted plant additions. Plant additions from this part of the 1997 budget will require external financing in addition to the Company's line of credit. Second tier plant additions can be, and portions of it are expected to be, deferred to future years if funds are not available for their construction in 1997.

As of December 31, 1996, the Company has approximately 1,400 acres of excess land available for sale, consisting of land currently classified as Class III, non-watershed land under the statutory classification system for water company lands. The Company believes that by selling these excess lands it can generate sufficient equity capital to support its 10 year capital budget, currently estimated at $11,824,000. Such land dispositions are subject to approval by the DPUC.

During 1996, the Company entered into an agreement with the Connecticut Department of Transportation ("DOT") to sell to DOT a 3.6 acre parcel of land in Seymour for $175,000. The Company has applied to the DPUC for permission to sell the parcel, and the application is pending. The Company knows of no reason why the DPUC should not approve the sale. The DPUC has issued a schedule pursuant to which it expects to render a decision in May. Assuming a favorable decision, the Company hopes to be able to close the transaction shortly thereafter.

On March 18, 1997, the Company entered into a Purchase and Sale Agreement with M/1 Homes, LLC ("M/1 Homes"), pursuant to which the Company agreed to sell and M/1 Homes agreed to purchase approximately 245 acres of the Company's unimproved real property in Seymour, Connecticut for $3,950,000.
The purchase and sale are subject to the DPUC's approval. While the Company cannot predict whether it will be able to obtain the approval of the DPUC, it again knows of no reason why the DPUC should not approve the sale.
Connecticut law requires that the DPUC render a decision on such an application within 150 days from its filing. The agreement between the Company and M/1 Homes may be terminated by the Company if it has not received the required approval by November 14, 1997. The obligation of M/1 Homes to purchase the property is conditioned upon its receipt of local, state and federal approvals of its proposed development of the site as an 18 hole golf course, along with not fewer than 180 detached residential units for adults
55 years old and older, a clubhouse and catering facilities. The agreement may be terminated by either party if M/1 Homes has not received all the required development approvals by December 31, 1998. There is a provision in the agreement to extend its term through December 31, 2000 to accommodate appeals of required governmental approvals, in which case the purchase price for the property will increase by $20,000 for each month, or portion thereof, after December 31, 1999 until the closing shall occur. The Company cannot predict whether M/1 Homes will be able to obtain all of the required approvals.

Finally, late last year the Company reached a tentative, non-binding agreement to sell all of the approximately 145 acres of the portion of its Sentinel Hill property located in Derby, Connecticut to the City of Derby for $1,800,000. The City expects to use the property primarily for open space purposes and, on March 19, 1997, obtained overwhelming voter approval to issue bonds to fund the purchase price. Since the voter approval, the Company and the City have been negotiating the terms of a definitive, binding agreement for the sale. If formal agreement between the parties is reached shortly as the Company expects, the Company will submit the agreement to the DPUC for approval approximately 40 days after reaching such agreement. The Company knows of no reason why the DPUC should not approve the sale.

In 1994 the Company's Board of Directors approved a common stock Dividend Reinvestment Plan (the "Plan") pursuant to which shareholders will be entitled to purchase up to 70,000 new shares of the Company's Common Stock by applying to the purchase price of the new shares cash dividends which otherwise would be issued by the Company with respect to its existing common stock. The Dividend Reinvestment Plan provides that the purchase price for the new shares will be their fair market value at the time of the purchase. All regulatory approvals for the Plan were obtained during the first six months of 1995 and the Plan was in place for the quarterly dividends paid on June 30, 1995 and each quarterly dividend payment thereafter. Dividends reinvested during 1995 totalled $31,108 and in 1996 $51,386.

Independent Auditors' Report

To the Shareholders
Birmingham Utilities, Inc.
Ansonia, Connecticut

We have audited the accompanying balance sheets of Birmingham Utilities, Inc. as of December 31, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 financial statements referred to above present fairly, in all material respects, the financial position of Birmingham Utilities, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Dworken, Hillman, LaMorte & Sterczala, P.C.

February 14, 1997
Bridgeport, Connecticut


February 24, 1995

To the Board of Directors and Shareholders of Birmingham Utilities, Inc.

In our opinion, the accompanying statements of income and retained earnings and of cash flows present fairly, in all material respects, the results of operations and cash flows of Birmingham Utilities, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Birmingham Utilities, Inc. for any period subsequent to December 31, 1994.

/s/ Price Waterhouse LLP


Balance Sheets

                                                             December 31,
                                                          1996         1995
Assets
Utility plant                                        $17,766,937  $16,352,307
Accumulated depreciation                              (5,472,071)  (5,130,305)
                                                      12,294,866   11,222,002
Current assets:
     Cash and cash equivalents                           185,479      398,869
     Accounts receivable, net of allowance for
        doubtful accounts of $75,000                     681,194      725,154
     Accrued utility and other revenue                   411,542      412,876
     Materials and supplies                               51,792       50,840
     Prepayments                                          34,586       27,160
        Total current assets                           1,364,593    1,614,899
Deferred charges                                         870,736      713,417
Unamortized debt expense                                 193,466      205,429
Income taxes recoverable                                 422,915      456,659
Other assets                                             421,844      411,352
                                                       1,908,961    1,786,857
                                                     $15,568,420  $14,623,758


Shareholders' Equity and Liabilities

Shareholders' equity:
   Common stock, no par value; authorized 2,000,000
      shares; issued and outstanding (1996,
      757,892 shares; 1995, 752,282 shares)         $  2,221,786  $ 2,172,116
   Retained earnings                                   1,619,188    1,235,482
                                                       3,840,974    3,407,598
Notes payable                                          1,375,000    1,300,000
Long term debt                                         4,606,000    4,700,564
                                                       5,981,000    6,000,564
Current liabilities:
   Note payable                                          125,000          ___
   Current portion of note payable and long-term debt    169,000       75,000
   Accounts payable and accrued liabilities              747,323      674,488
      Total current liabilities                        1,041,323      749,488
Customers' advances for construction                   1,291,114    1,229,985
Contributions in aid of construction                     719,736      719,736
Regulatory liability - income taxes refundable           187,477      195,049
Deferred income taxes                                  1,484,972    1,263,932
Deferred income on dispositions of land                1,021,824    1,057,406
Commitments and contingent liabilities (Note 13)             ___          ___
                                                     $15,568,420  $14,623,758
See notes to financial statements.

Statements of Income and Retained Earnings

                                                     December 31,
                                             1996         1995         1994
Operating revenues:
   Residential and commercial            $3,325,758   $3,214,442   $3,089,759
   Industrial                               169,070      164,192      152,402
   Fire protection                          628,558      615,563      608,954
   Public authorities                        74,320       83,212       97,933
   Other                                    182,065      160,666      175,339
                                          4,379,771    4,238,075    4,124,387
Operating deductions:
   Operating expenses                     2,394,730    2,503,866    2,370,823
   Maintenance expenses                     225,062      154,929      113,198
   Depreciation                             395,059      382,852      353,862
   Taxes, other than income taxes           509,799      539,296      520,421
   Taxes on income                          128,459       67,742       95,884
                                          3,653,109    3,648,685    3,454,188
                                            726,662      589,390      670,199

Amortization of deferred income on
   dispositions of land (net of income
   taxes of $115,977 in 1996, $90,091 in
   1995 and $90,977 in 1994)                161,065      121,897      126,028
Operating income                            887,727      711,287      796,227
Other income, net                            80,083      151,418      116,448
Income before interest expense              967,810      862,705      912,675
Interest expense                            589,782      623,741      550,155
Income from dispositions of land (net of
   income taxes of $266,130 in 1996 and
   $196,603 in 1995)                        386,709      279,101          ___
Net income                                  764,737      518,065      362,520
Retained earnings, beginning of year      1,235,482    1,077,185    1,074,266
Dividends                                   381,031      359,768      359,601
Retained earnings, end of year           $1,619,188   $1,235,482   $1,077,185
Earnings per share                            $1.02         $.69         $.48
Dividends per share                           $ .50         $.48         $.48
Shares outstanding                          757,892      752,282      749,168
See notes to financial statements.

Statements of Cash Flows

                                                      December 31,
                                            1996          1995         1994
Cash flows from operating activities:
   Net income                           $  764,737    $  518,065   $  362,520
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Income from land dispositions      (386,709)     (279,101)         ___
       Depreciation and amortization       453,116       460,108      429,425
       Amortization of deferred income    (161,065)     (121,897)    (126,028)
       Deferred income taxes              (302,617)     (256,489)      29,935
       Allowance for funds used during
          construction                     (20,262)          ___      (21,515)
   Change in assets and liabilities:
       (Increase) decrease in accounts
          receivable and accrued revenues   45,294        85,008     (103,588)
       (Increase) decrease in materials
          and supplies                        (952)       (5,391)       4,442
       Increase in prepayments              (7,426)         (421)        (551)
       Increase (decrease) in accounts
          payable and accrued liabilities   72,835        99,067      (14,398)
       Increase in deferred charges and
          other assets                    (108,178)      (27,753)    (226,663)
Net cash provided by operating activities  348,773       471,196      333,579

Cash flows from investing activities:
   Capital expenditures                 (1,518,142)     (671,390)    (696,340)
   Sale of utility plant                       ___         2,248        3,187
   Proceeds from land disposition        1,041,350           ___          ___
   Note receivable                             ___     1,213,222          ___
   Customer advances                        56,990        71,112       76,567
   Customer advances for construction       (9,180)       (2,107)      (6,074)

Net cash provided by (used in)
   investing activities                   (428,982)      613,085     (622,660)

Cash flows from financing activities:
   Issuance of long-term debt                  ___           ___    1,500,000
   Net borrowings under revolving
     line of credit                        275,000           ___      340,000
   Repayments of long-term debt            (75,564)      (75,564)     (50,939)
   Repayments of revolving line of credit      ___      (340,000)  (1,110,000)
   Debt issuance cost                       (2,972)          ___      (38,267)
   Dividends paid, net                    (329,645)     (328,660)    (359,601)

Net cash provided by (used in) financing
   activities                             (133,181)     (744,224)     281,193

Net increase (decrease) in cash           (213,390)      340,057       (7,888)
Cash and cash equivalents,
   beginning of year                       398,869        58,812       66,700

Cash and cash equivalents,
   ending of year                       $  185,479    $  398,869  $    58,812

See notes to financial statements.

Notes to Financial Statements


Note 1  Accounting policies

Description of business

Birmingham Utilities, Inc.'s (the "Company") predominant business activity is to provide water service to various cities and towns in Connecticut. The Company's accounting policies conform to generally accepted accounting principles, and the Uniform System of Accounts and ratemaking practices prescribed by the Connecticut Department of Public Utility Control ("DPUC").

Estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could vary from those estimates.

Utility plant

The costs of additions to utility plant and the costs of renewals and betterments are capitalized. The cost of repairs and maintenance is charged to income. Upon retirement of depreciable utility plant in service, accumulated depreciation is charged with the book cost of the property retired and the cost of removal, and is credited with the salvage value and any other amounts recovered.

Depreciation

For financial statement purposes, the Company provides for depreciation using the straight-line method. The rates used are intended to distribute the cost of depreciable properties over their estimated service lives. For income tax purposes, the Company provides for depreciation utilizing the straight-line and accelerated methods.

Cash and cash equivalents

Cash and cash equivalents consist of cash in banks and overnight investment accounts in banks.

From time to time, the Company has on deposit at financial institutions cash balances which exceed federal deposit insurance limitations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Allowance for funds used during construction

An allowance for funds used during construction ("AFUDC") is made by applying the last allowed rate of return on rate base granted by the DPUC to construction projects exceeding $10,000 and requiring more than one month to complete. AFUDC represents the net cost, for the period of construction, of borrowed funds used for construction purposes and a reasonable rate on other funds used. AFUDC represents a noncash credit to income. Utility plant under construction is not recognized as part of the Company's rate base for ratemaking purposes until facilities are placed into service. Accordingly, the Company capitalizes AFUDC as a portion of the construction cost of utility plant until it is completed. Capitalized AFUDC is recovered through water service rates over the service lives of the facilities.

Revenue recognition

The Company follows the practice of recognizing revenue when bills are rendered to customers. In addition, the Company accrues revenue for the estimated amount of water sold but not billed as of the balance sheet date.

Advances for construction/contributions in aid of construction

The Company receives cash advances from developers and customers to finance construction of new water main extensions. A portion of these advances are refunded to developers and customers as revenues are earned on the new water mains. Any unrefunded balances are reclassified to "Contributions in aid of Construction" and are no longer refundable.

Fair value of financial instruments

The carrying amount of cash and cash equivalents, trade accounts receivable, and trade accounts payable approximate their fair values due to their short-term nature. The carrying amount of note payable and long-term debt approximates fair value based on market conditions for debt of similar terms and maturities.

Income taxes

Except for accelerated depreciation since 1981 (federal only) and the tax effect of post-1986 contributions in aid of construction, for which deferred income taxes have been provided, the Company's policy is to reflect as income tax expense the amount of tax currently payable. This method, known as the flow-through method of accounting, is consistent with the ratemaking policies of the DPUC, and is based on the expectation that tax expense payments in future years will be allowed for ratemaking purposes.

The Company's deferred tax provision was determined under the liability method. Deferred tax assets and liabilities were recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable as determined by applying the provisions of enacted tax laws to the taxable income for that year and the net change during the year in the Company's deferred tax assets and liabilities.

In addition, the Company is required to record an additional deferred liability for temporary differences not previously recognized. This additional deferred tax liability totaled $235,438 at December 31, 1996 and $261,610 at December 31, 1995. Management believes that these deferred taxes will be recovered through the ratemaking process. Accordingly, the Company has recorded an offsetting regulatory asset and regulatory liability.

Employee benefits

The Company has a noncontributory defined benefit plan which covers substantially all employees. The benefits are primarily based on years of service and the employee's compensation. Pension expense includes the amortization of a net transition obligation over a twenty-three year period. The Company's funding policy is to make annual contributions in an amount that approximates what was allowed for ratemaking purposes consistent with ERISA funding requirements. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Company has a 401(k) Plan. Employees are allowed to contribute a percentage of salary, based on certain parameters. From January 1, 1994 through March 31, 1996 the Company matched 25% of employee contributions up to 6% of total compensation. Effective April 1, 1996, the Company matches 50% of employee contributions up to 6% of total compensation.

In addition, the Company provides certain health care and life insurance benefits for retired employees and their spouses. Generally, the plan provides for Medicare wrap-around coverage plus life insurance based on a percentage of each participant's final salary. Substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. The Company's obligation for postretirement benefits expected to be provided to or for an employee must be fully accrued by the date that the employee attains full eligibility for all benefits. The Company has elected to recognize the unfunded accumulated postretirement benefit obligation over 20 years. The Company's funding policy is to contribute amounts annually to a benefit trust and pay directly all current retiree premiums.

Compensated absences

Company policy and practice does not provide for any accumulated but unused vacation, sick time or any other compensated absences to be carried over beyond the year end.

Deferred charges relating to land dispositions

Deferred charges are allocated to dispositions of land based on specific identification, if applicable, and on the percentage of acres disposed to total surplus acres.

Land dispositions

The Company is actively seeking to dispose of surplus land not required for utility operations. The net gain of each disposition, after deducting costs, expenses and taxes is allocated between the shareholders and ratepayers by a method approved by the DPUC based on legislation passed by the Connecticut General Assembly. The portion of income applicable to shareholders is recognized in the year of disposition. Income attributable to ratepayers is deferred and amortized in a manner that reflects reduced water revenue arising from the sharing formula as determined by the DPUC.

Unamortized debt expense

Costs related to the issuance of debt are capitalized and amortized over the term of the related indebtedness. The Company has received permission from the DPUC to amortize the costs associated with debt previously outstanding over the term of the new indebtedness.

Note 2  Utility Plant

                                                        December 31,
                                                    1996            1995
Pumping, treatment and distribution              $13,368,635     $12,260,402
Source of supply                                   3,126,167       2,879,303
General plant                                      1,132,329       1,010,268
Organization                                          30,219          30,219
                                                  17,657,350      16,180,192
Construction in process                              109,587         172,115
                                                 $17,766,937     $16,352,307

Note 3  Accounts Payable and Accrued Liabilities

                                                        December 31,
                                                     1996           1995
Accounts payable                                     239,886        $116,313
Accrued liabilities:
  Interest                                           151,027         151,172
  Taxes                                              173,777         297,810
  Pension                                            147,250          72,710
  Other                                               35,383          36,483
                                                    $747,323        $674,488

Note 4  Taxes, Other Than Income Taxes

                                            For the year ended December 31,
                                                  1996      1995      1994
Municipal                                       $225,320  $267,183  $261,685
Gross receipts                                   215,300   208,201   198,548
Payroll                                           69,179    63,912    60,188
                                                $509,799  $539,296  $520,421

Note 5  Long Term Debt

                                                         December 31,
                                                       1996           1995
First mortgage bonds, Series E, 9.64%,
   due September 1, 2011                          $4,700,000      $4,700,000
Other                                                    ___             564
                                                  $4,700,000      $4,700,564

Pursuant to its Mortgage Bond Indenture, the Company has outstanding, a series of first mortgage bonds in the amount of $4,700,000 due on September 1, 2011. The terms of the indenture provide, among other things, annual sinking fund requirements commencing September 1, 1997, and limitations on
(a) payment of cash dividends; and (b) incurrence of additional bonded indebtedness. Under the dividend limitation, approximately $696,000 was available to pay dividends at December 31, 1996 after the quarterly dividend payment made on that date. Interest is payable semi-annually on the first day of March and September. The indenture is secured by a lien on all of the Company's utility property other than excess land available for sale.

There are no maturities of long term debt until September 1, 1997, when the Company is required to pay $94,000 and on each September 1 thereafter, until the bonds are paid in full.

Note 6  Note Payable

In a previous year, the Company converted certain short term borrowings to a ten year $1,500,000 term loan, established a $1,500,000 revolving line of credit to fund additional capital improvements, and obtained an unsecured line of credit of $600,000 to be used for working capital purposes. The revolving line of credit and unsecured line of credit become due and payable May 1, 1998 and May 1, 1997, respectively, with the unsecured portion required to be reduced to a zero balance for 30 consecutive days prior to the maturity date. The outstanding balance of the revolving note may be converted to a term loan at maturity with the same maturity and payment terms as the original term loan. Both the term loan and the revolving line of credit are secured by a lien (subordinate to the lien of the Mortgage Bond Indenture - See Note 5) on all of the Company's utility property other than its excess land available for sale.

The term loan portion of the facility has both fixed and variable interest rate options. The applicable interest rate at December 31, 1996 and through July 2000 is 8.18%. Interest is payable monthly. The revolving line of credit also has various interest rate options, including a variable rate at 0.125% above the prime rate and LIBOR rate options, fixed for various short term periods including 30, or 90 days at 1.75% over the applicable LIBOR rate. Interest is payable monthly. Borrowings of $150,000 were outstanding on the revolving line of credit at December 31, 1996.

The unsecured line of credit also provides for various interest rate options, including a variable rate at 0.125% above the prime rate, a variable rate at 1.75% above the bank's cost of funds (as provided by the bank), and the LIBOR options also available under the revolving line of credit. Borrowings of $125,000 were outstanding on the unsecured line of credit at December 31, 1996.

All three facilities provide that a default under any of them or under the Mortgage Bond Indenture is considered a default under the others. They also provide that the net proceeds from the sale of any of the Company's excess land must be used to reduce the balance of the revolving line of credit first and then the term loan and require maintenance of certain financial ratios and shareholders' equity of at least $3,000,000.

In addition, the DPUC has restricted the Company from borrowing funds under the revolving line of credit if at any time or as a result of the borrowing, the Company's long-term debt (including amounts outstandin gunder the revolving line of credit) would exceed 67% of the Company's total capitalization. The DPUC has also required the Company's ratio of long-term debt to total capital not exceed 62% by May 1, 1998.

Minimum annual principal payments due on the term loan follows:

Year ending December 31:
1997           $    75,000
1998                75,000
1999                75,000
2000                75,000
2001                75,000
Thereafter         925,000
                $1,300,000

Note 7  Deferred Income on Dispositions of Land

Deferred income on the prior dispositions of land is amortized to operating income under a method that coordinates the sharing of the net gains from land sales between the Company's shareholders and ratepayers in accordance with a rate making formula approved by the DPUC. Amortization of deferred income and related taxes to be included in future years operating income for land sales completed as of the balance sheet date follow:

                                               Deferred       Amortization To
                               Deferred          Income        Be Included In
Year ending December 31:        Income            Taxes      Operating Income
1997                         $  299,883          $124,718          $175,165
1998                            231,777            96,148           135,629
1999                            171,578            71,093           100,485
2000                            126,387            52,506            73,881
2001                             87,233            36,382            50,851
Thereafter                      104,966            43,558            61,408

                             $1,021,824          $424,405          $579,419

The amortization of deferred income on prior land sales does not include the effect of anticipated future land sales under the Company's ongoing land sales program.

Note 8  Income Taxes

The provisions for taxes on income for the years ended December 31, 1996, 1995 and 1994 consist of:

                                              For the year ended December 31,
                                             1996         1995           1994
Current:
     Federal                              $318,311     $212,705     $  26,820
     State                                 112,765      111,526        20,838
Deferred:
     Federal:
        Accelerated depreciation            81,714      117,076        96,405
        Alternative minimum tax credit         ___       76,855       (24,342)
        Income on land dispositions         15,127     (112,489)       65,821
        Investment tax credit              (14,700)     (14,700)      (14,700)
        Construction advances and other     (5,071)      (6,165)       (9,137)
     State                                   2,420      (30,372)       25,156

                                          $510,566     $354,436      $186,861

State deferred income taxes relate solely to timing differences in the recognition of income related to land dispositions.

A reconciliation of the income tax expense at the federal statutory tax rate of 34 percent to the effective rate follows:

                                              For the year ended December 31,
                                                     1996      1995      1994
Federal income tax at statutory rates            $433,603  $296,650  $185,500
Increase (decrease) resulting from:
  State income tax, net of federal benefit         72,828    93,653    30,356
  Rate case expense                                 4,536    (9,103)    9,187
  SFAS 106 expense in excess of funding               768     2,068       995
  Other, net                                       13,531   (14,132)  (24,477)
  Investment tax credit                           (14,700)  (14,700)  (14,700)

Total provision for income taxes                  510,566   354,436   186,861
Taxes related to land dispositions               (382,107) (286,694)  (90,977)

Operating provision for taxes                    $128,459$   67,742  $ 95,884

Deferred tax liabilities (assets) were comprised of the following:

                                                      December 31,
                                                1996                1995
Depreciation                                 $1,572,362          $1,483,004
Investment tax credits                          363,961             378,661
Other                                           229,181             251,598

Gross deferred tax liabilities                2,165,504           2,113,263

Land sales                                     (424,405)           (441,952)
Alternative minimum tax                          (2,228)           (164,879)
Other                                          (253,899)           (242,500)

Gross deferred tax assets                      (680,532)           (849,331)

Total deferred income taxes                  $1,484,972          $1,263,932

Note 9  Related Party Transactions

The Company has paid legal and consulting fees to firms whose partners are directors and shareholders of the Company. During the years ended
December 31, 1996, 1995 and 1994 fees paid amounted to $32,378, $34,748, and $27,912, respectively. Amounts due to these firms at year end are not significant.

Note 10  Allowance for Doubtful Accounts

                                            For the year ended December 31,
                                                1996      1995       1994
Allowance for doubtful accounts, beginning   $75,000   $75,000   $100,000
Provision                                     43,237    46,712     42,487
Recoveries                                     8,549    13,036      1,916
Charge-offs                                  (51,786)  (59,748)   (69,403)

Allowance for doubtful accounts, ending      $75,000   $75,000  $  75,000

Note 11  Supplemental Information

Amortization of deferred charges follows:

                                     For the year ended December 31,
                                    1996          1995           1994
Rate case and other              $62,596       $62,592        $71,391
Debt issue costs                  14,934        14,934         13,658

                                 $77,530       $77,526        $85,049

The Company has received revenues through the rate making process to recover the amortization of deferred charges.

Note 12  Postemployment Benefits

Pension plan

The plan's funded status and related pension accrual follows:

                                                              December 31,
                                                            1996       1995
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested
  benefits of $523,864 in 1996 and $413,926 in 1995      $537,226   $419,625

Projected benefit obligation                             (742,517)  (562,788)
Plan assets at fair value                                 502,793    460,380

Projected benefit obligation in excess of plan assets    (239,724)  (102,408)
Unrecognized prior service cost                           (44,183)   (46,437)
Unrecognized deferred loss                                194,709     71,173
Other liability                                           (33,311)       ___
Unrecognized net obligation at transition                  88,077     93,949

Prepaid (accrued) pension obligation included in accounts
  payable accrued liabilities                            $(34,432)  $ 16,277

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 7.0% in 1996 and 7.5% in 1995. The expected long-term rate of return on assets was 8.0% and 8.5% in 1996 and 1995, respectively.

Net periodic pension costs include the following components:

                                              For the year ended December 31,
                                                    1996      1995     1994
Service cost                                     $40,780   $30,077  $23,945
Interest cost on projected benefit obligation     46,694    38,004   34,843
Amortization of net loss from prior years          8,065     6,167    3,182
Amortization of net obligation at transition       5,872     5,872    5,872
Amortization of unrecognized prior service cost   (2,254)   (2,263)  (2,271)
Deferred gain (loss)                             (13,119)   61,097  (39,600)
Actual return on assets                          (24,638)  (91,892)   9,507
Net pension cost                                 $61,400   $47,062  $35,478

Employer matching contributions to the 401(k) plan were $14,372, $7,731 and $6,722 in 1996, 1995 and 1994, respectively.

Other postretirement benefit

The net periodic postretirement benefit cost includes the following components:

                                              For the year ended December 31,
                                                     1996     1995     1994
Service cost-benefits earned during the period    $19,612  $22,268  $15,230
Interest cost on benefit obligation                29,385   29,700   35,205
Actual return on plan assets                      (16,003) (27,185)   2,376
Net amortization and deferral                      (8,985)  11,430  (13,704)
Amortization of transition obligation              25,378   25,378   25,378

Net periodic postretirement benefit cost          $49,387  $61,591  $64,485

The funded status and the related accrual for postretirement benefits other than pensions were as follows:

                                                           December 31,
                                                       1996           1995
Accumulated postretirement benefit obligation:
     Retirees                                     $(234,544)     $(233,530)
     Other vested                                  (196,674)      (205,659)
                                                   (431,218)      (439,189)
Plan assets at fair value                           214,759        170,275
Accumulated postretirement obligation in excess
  of plan assets                                   (216,459)      (268,914)
Unrecognized net gain                              (189,588)      (162,512)
Unrecognized net transition obligation              406,047        431,426
Accrued postretirement benefit cost
  included in current assets                      $       0       $      0

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1996 and 1995. The expected long-term rate of return on assets was 7.5% in 1996 and 1995.

For measurement purposes, a 11.0% annual increase in the per capita cost of covered health care benefits was assumed for 1997. This rate was assumed to decrease gradually to 6% for 2004 and remain at that level thereafter. A 1% increase in health care cost trend rate assumptions would produce an increase in the accumulated postretirement benefit obligation at December 31, 1996 of $70,121 and an increase in the aggregate service and interest cost of the net periodic postretirement benefit cost of $9,597.

The Company has established tax effective funding vehicles for such retirement benefits in the form of a qualified Voluntary Employee Beneficiary Association (VEBA) trust. The Company funded the VEBA trust with tax deductible contributions totaling $49,387, $57,767 and $61,559 in 1996, 1995 and 1994, respectively.

The Company president's employment contract requires accounting for benefits payable in accordance with SFAS 106. The accumulated present value of future benefits attributable to the Company's president is being recognized over his remaining years of service to retirement. The liability recorded at December 31, 1996 and 1995 was $112,818 and $88,987, respectively. At December 31, 1996, an amount of $70,818 has been included in other assets relating to a regulatory asset for costs which were included in the Company's rate case.

Note 13  Commitments and Contingent Liabilities

Leases

The Company leases equipment under several noncancellable operating leases expiring through 2001. Total minimum rentals under noncancellable operating leases are as follow:

Year ending December 31:
1997                     $11,341
1998                      11,808
1999                       8,990
2000                       5,841
2001                         467
                         $38,447

Lease expense was $27,903 in 1996, $35,274 in 1995 and $31,173 in 1994,
respectively.

Management agreement

The Company maintains an agreement with the City of Derby (the "City"), pursuant to which agreement, the Company manages the water system owned by the City. The Company is responsible for costs of maintenance and improvements. Amounts collected from customers, net of expenses, are retained by the Company.

Capital budget

Management has budgeted $1,430,000 for capital expenditures in 1997, $225,000 of which is expected to be necessary to meet its service obligations for the coming year. The balance of the capital budget depends on the Company's ability to raise additional capital.

Purchase commitment

The Company has an agreement with South Central Connecticut Regional Water Authority to purchase water. This agreement provides for a minimum purchase of 600 million gallons of water annually. Charges to expense were $680,125, $743,904, and $690,000 for the years 1996, 1995 and 1994, respectively. The purchase price is based on South Central Connecticut Regional Water Authority's wholesale rate. At December 31, 1996, this rate was approximately $1,150 per million gallons. This agreement expires December 31, 2015 and provides for two ten year extensions at the Company's option.

Note 14  Rate Matters

On December 27, 1995, the DPUC granted the Company an increase in annual revenues of $289,333 (6.89% increase) effective January 1, 1996.

Note 15  Equity

Stock option plans

On September 13, 1994, the Company adopted two stock option plans. A non-employee director stock option plan and a key employee incentive stock option plan. 40,000 and 35,000 shares respectively were authorized under the two plans which provide for options to purchase common stock of the Company at the fair market value at the date of the grant. The options vest over various periods and must be exercised within 10 years from date of grant. The following table summarizes the issuance of options for the Company's common stock:

                                Granted                   Exercisable
                                       Weighted                    Weighted
                          Number        Average       Number        Average
                        of Shares    Exercise Price  of Shares   Exercise Price
Granted during 1994       4,000         $ 10.50
December 31, 1994        54,000         $ 10.50         ___           ___
Granted during 1995       3,750         $ 11.00
December 31, 1995        57,750         $ 10.53      22,750        $ 10.50
Granted during 1996       5,000         $  8.50
December 31, 1996        62,750         $ 10.37      55,875        $ 10.52

All of the options granted in 1996 and 1995 were granted under the non-employee director stock option plan. As of December 31, 1996, no options granted under the plans had been exercised or forfeited. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123
- "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply Accounting Principles Board Opinion
No. 25 - "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for stock based compensation. There being no grants of options to employees in 1996 or 1995, there was no material effect on the Company's results of operations in those years.

Dividend reinvestment plan

On September 13, 1994, the Company adopted a dividend reinvestment plan which provides for the issuance and sale of up to 70,000 shares of the Company's authorized but unissued common stock to its shareholders who elect to reinvest cash dividends on the Company's existing shares. Shares under the plan will be purchased at their fair market value price on the date of the dividends to be invested in the new shares. The following table summarizes the activity in common shares related to the dividend reinvestment plan:

                                         December 31,
                                     1996            1995
Number of shares issued             5,610           3,114
Value of shares when issued       $51,386         $31,108

Note 16 Supplemental Disclosure of Cash Flow Information and Noncash Financing Activities

Cash paid for interest for the years ended 1996, 1995 and 1994 was $574,993, $608,764 and $557,909, respectively.

Cash paid for income taxes for the years ended 1996, 1995 and 1994 was $539,200, $188,575, and $82,200, respectively.

The Company receives contributions of plant from developers. These contributions are reported in utility plant and in customers' advances for construction. The contributions are deducted from construction expenditures to determine cash expenditures by the Company.

                                           For the year ended December 31,
                                            1996         1995         1994
Gross plant additions                 $1,518,142     $671,390     $696,340
Customers' advances for construction     (56,990)     (71,112)     (76,567)
                                      $1,461,152     $600,278     $619,773

On written request, the Company will furnish to any shareholder a copy of its most recent annual report to the securities and exchange commission on form 10K, without charge, including the financial statements and schedules thereto. Such requests should be addressed to Anne A. Hobson, Secretary, Birmingham Utilities, Inc. P.O. Box 426, Ansonia, CT 06401-0426.

Birmingham Contributors


Board of directors


Betsy Henley-Cohn (2)*

Chairwoman of the Board of Directors of the Company since May of 1992; Chairman and Treasurer, Joseph Cohn & Sons, Inc. (painting contractors); Director, United Illuminating Corp.;
Director, Aristotle Corp.;
Director,Society for Savings Bancorp, Inc. (1985-1993).
* Ex-Officio on all other committees


Aldore J. Rivers (2,3)

President of the Company


Stephen P. Ahern (3,4)

Vice President, Ogden Allied Security Services;
Principal, Ahern Builders


Edward G. Brickett (1,4)

Retired; Director of Finance, Town of Southington, Connecticut until June 1995


James E. Cohen (2,3)
Lawyer in Practice in Derby;
Director, Great Country Bank (1987-1993)


B. Lance Sauerteig (3,4)

Lawyer in Practice in Westport;
Principal in BLS Strategic Capital, Inc.
(financial and investment advisory company);
previously, President, First Spring Corporation, 1986-1994
(private family investment management company);
Director, OFFITBANK (a New York based private investment management bank)


Kenneth E. Schaible (1,3)

Bank Consultant and Real Estate Developer;
previously, Senior Vice President, Webster Bank, 1995-1996;
President, Shelton Savings Bank and Shelton Bancorp., Inc., 1967 to 1995


Charles T. Seccombe (1,4)

President and Treasurer,
Seccombe's Men's Shop, Inc.


David Silverstone (1,2)

Lawyer in Practice in Hartford



Committees

1. Audit Committee meets regularly with the management and independent accountants to review and discuss the scope and results of the annual auditof the Company's financial statements.

2. Executive Committee reviews Strategic Planning Alternatives, recommends to and advises the Board of Directors on Financial Policy, Issuance of Securities and other high priority issues.

3. Land Committee makes recommendations regarding the sale and/or development of land available for sale.

4. Personnel and Pension Committee makes recommendations to the Board of Directors regarding officers' compensation including the promotion and hiring of officers; reviews Company fringe benefit plans other than retirement plans; reviews the Pension Trust Fund of the Birmingham Utilities, Inc. Defined Benefit Plan and the Retired Employee Welfare Benefit Trust for retiree medical benefits; reviews and determines actuarial policies, investment guidelines and selects the investment manager.

Officers

Betsy Henley-Cohn
Chairwoman

Aldore J. Rivers
President and CEO

John J. Keefe, Jr.
Vice President, Operations

Anne A. Hobson
Secretary

Diane G. DeBiase
Assistant Treasurer


Auditors

Dworken, Hillman, LaMorte & Sterczala, P.C.
Bridgeport, Connecticut


General Counsel

Tyler Cooper & Alcorn
Hartford, Connecticut


Registrar and Transfer Agent

American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York  10005


Stock Market Listing

NASDAQ - Under the symbol BIRM


Birminham Utilities, Inc.

230 Beaver Street
P.O. Box 426
Ansonia, Connecticut 06401
(203) 735-1888